Exhibit 4.2

This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of November 19, 2019 by and between GLOBAL SHIP LEASE, INC., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank organized and existing under the laws of the United States of America, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of November 19, 2019 (the “Indenture”), providing for the issuance by the Company from time to time of its Securities to be issued in one or more series;
WHEREAS, Sections 2.01, 2.02 and 9.01 of the Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture to provide for the issuance of, and to establish the form, terms and conditions applicable to any series of Securities;
WHEREAS, the Company intends by this First Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “8.00% Senior Notes due 2024” (the “Notes”);
WHEREAS, pursuant to Section 9.01(e) of the Indenture, the Trustee and the Company are authorized to execute and deliver this First Supplemental Indenture to supplement the Indenture; and
WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Application of First Supplemental Indenture
Section 1.01.          Application of this First Supplemental Indenture.  Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes established by this First Supplemental Indenture, and any such provisions shall not be deemed to apply to any other Securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this First Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture as they amend or supplement the Indenture, and not the Indenture or any other document. All Notes and Additional Notes, if any, shall be treated as a single class for all purposes of this First Supplemental Indenture, including waivers, amendments, redemptions and offers to purchase. The Notes constitute a separate series of Securities as provided in Section 2.01 of the Indenture.

ARTICLE II
Definitions
Section 2.01.          Definitions.
(a)          All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.
(b)          The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this First Supplemental Indenture shall govern with respect to the Notes.
“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the Notes or issued thereafter.
“Change of Control Event” means: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).
“Notes” has the meaning specified in the recitals of this First Supplemental Indenture.
“Outstanding”, when used with respect to the Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, as supplemented by this First Supplemental Indenture, except:

(a)	Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
(b)
Notes for which the Company has deposited with the Trustee or Paying Agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the Indenture, as supplemented by this First Supplemental Indenture, to the satisfaction of the Trustee;

(c)
Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

(d)	Notes for which have undergone full defeasance pursuant to Section 7.02; and
(e)
Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the Trustee that such Notes are valid obligations of the Company.

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Redemption Date,” with respect to any Notes or portion thereof to be redeemed, means the date fixed for such redemption pursuant to this First Supplemental Indenture or such Notes.
Section 2.02.          Other Definitions.
Term	Defined in Section of this First Supplemental Indenture

“Additional Interest”	6.03
“Additional Notes”	3.03(f)
“covenant defeasance” “defeasance”	7.03 7.02
“DTC”	3.02
“Event of Default”	6.01
“Interest Payment Date”	3.03(c)
“Investment Company Act	7.04(d)
“Maturity Date”	3.03(b)
“Record Date”	3.03(c)
“Reporting Default”	6.03
“Surviving Person”	5.01(a)(i)

ARTICLE III
Creation, Forms, Terms and Conditions of Notes
Section 3.01.          Creation of the Notes.  In accordance with Sections 2.01 and 2.02 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture, as supplemented by this First Supplemental Indenture.  The Notes shall be issued initially in an aggregate principal amount of $27,500,000.
Section 3.02.          Global Notes.  The Notes shall be issued in the form of Global Securities, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of “Cede & Co.,” as the nominee of the Depository.  The Depository Trust Company (“DTC”) initially shall serve as Depository for the Notes.  So long as the Depository, or its nominee, is the registered owner of a Global Security, the Depository or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture, this First Supplemental Indenture and such Notes.  Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depository or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).
Section 3.03.          Terms and Conditions of the Notes.  The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.  The following provisions shall be terms of the Notes:
(a)          Designation; Aggregate Principal Amount.  The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.
(b)          Stated Maturity.  The Notes shall mature, and the principal of the Notes shall be due and payable in Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on December 31, 2024 (the “Maturity Date”).
(c)          Payment of Principal and Interest.  The Notes shall bear interest at 8.00% per annum, from and including November 19, 2019 or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the Maturity Date or the Redemption Date, as the case may be.  Interest shall also be paid on overdue principal, and, to the extent lawful, overdue installments of interest at the applicable interest rate for the Notes.  Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.  Interest on the Notes shall be payable quarterly in arrears in Dollars on the last day of February, May, August, and November of each year, commencing on February 29, 2020 (each such date, an “Interest Payment Date” for the purposes of the Notes issued under this First Supplemental Indenture).  Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered at the close of business on February 15, May 15, August 15 or December 15 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Record Date” for the purposes of the Notes issued under this First Supplemental Indenture).  If any Interest Payment Date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment of interest and/or principal, as the case may be, to be paid on such date shall be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such Interest Payment Date or Maturity Date of the Notes, as the case may be, to such next succeeding Business Day.

(d)          Registration and Form; Denomination.  The Notes shall be issuable as registered securities without coupons, as provided in Section 2.14(a)(ii) of the Indenture.  The form of the Notes shall be as set forth in Exhibit A attached hereto, which is incorporated herein by reference.  The Notes shall be issued and may be transferred only in minimum denomination of $25.00 and integral multiples of $25.00 in excess thereof.
(e)          Discharge; Legal Defeasance and Covenant Defeasance.  The provisions for satisfaction and discharge of the Indenture, shall apply with respect to the Notes, except that in Section 8.01(a)(ii)(4), reference to “Section 8.03” shall be changed to “Section 7.02 of the First Supplemental Indenture.”  Section 8.03 of the Indenture, relating to legal defeasance, shall not apply to the Notes, and shall be superseded by the provisions of Section 7.02 of this First Supplemental Indenture.  Section 8.04 of the Indenture, relating to covenant defeasance, shall not apply to the Notes, and shall be superseded by the provisions of Section 7.03 of this First Supplemental Indenture.
(f)          Further Issuance.  Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes (the “Additional Notes”).  Such Additional Notes shall be consolidated with and shall form a single series with the previously outstanding Notes, including for purposes of voting and redemptions, and shall be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes.  No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.
(g)          Redemption.  Except as set forth in Section 4.01(b) of this First Supplemental Indenture, the Notes will not be redeemable by the Company at its option prior to December 31, 2021.
(h)          Sinking Fund.   The Notes are not entitled to any sinking fund.

(i)          Registrar and Paying Agent. Section 2.04 of the Indenture shall be applicable to the Notes. With respect to the Notes, the office or agency maintained by the Company for purposes of Section 2.04 of the Indenture shall be in the City of New York and shall initially be designated to be the Corporate Trust Office of the Trustee, as such office of the Company.  Wilmington Savings Fund Society, FSB, the Trustee, initially shall be the Paying Agent and Registrar for the Notes.
(j)          Currency.  The Notes shall be issued in U.S. Dollars and all amounts payable in respect of principal or interest shall be paid in U.S. Dollars.
(k)          Other Terms and Conditions.  The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.
ARTICLE IV
REDEMPTION
Section 4.01.          Optional Redemption.
(a)          The Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to 102% of the principal amount to be redeemed, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to 101% of the principal amount to be redeemed, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.
(b)          The Company may redeem the Notes, at its option, in whole, but not in part, at any time prior to December 31, 2021, if a Change of Control Event occurs, within 90 days of the occurrence of such Change of Control Event, at a redemption price in cash equal to 104% of the aggregate principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
(c)          If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable Redemption Date is irrevocably deposited with the Trustee or Paying Agent on or before the applicable Redemption Date are satisfied, then on and after such Redemption Date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption.
(d)          In accordance with Section 3.02 of the Indenture, if less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption, by lot, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures or if the Depository prescribes no method of selection, on a pro rata basis, by lot or by any other method the Trustee deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

(e)          The Company shall provide written notice to the Holders not less than 30 days nor more than 60 days’ prior to the date fixed for redemption. In addition to the information provided for in Section 3.03 of the Indenture, a notice of redemption shall also state: the provision of this First Supplemental Indenture pursuant to which the Notes are being redeemed; the portion of the redemption price constituting accrued and unpaid interest; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the Redemption Date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.
Except to the extent inconsistent with the foregoing, all provisions of Article III of the Indenture shall apply to any redemption pursuant to this Section 4.01.
Section 4.02.          Open Market Repurchases.  Notwithstanding any provision hereunder or in the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices.  Notes that the Company or any of its Affiliates purchase may, at the Company’s discretion, be held, resold or canceled.
ARTICLE V
Covenants
The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article 4 of the Indenture, which shall in all respects be applicable in respect of the Notes.
Section 5.01.          Merger, Consolidation or Sale of Assets.  Section 5.01 of the Indenture shall be superseded in their entirety by the following:
(a)          The Company shall not merge or consolidate with or into any other Person (other than a merger of a wholly owned Subsidiary of the Company into the Company) or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in one transaction or series of related transactions unless:

(i)          the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union or any jurisdiction generally acceptable as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;
(ii)          the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes Outstanding, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;
(iii)          immediately before and immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing; and
(iv)          in the case of a merger where the Surviving Person is other than the Company, the Company or the Surviving Person (if other than the Company) shall deliver, or cause to be delivered, to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this Section 5.01 and that all conditions precedent in this Indenture relating to such transaction have been complied with.
Section 5.02.          Reporting. So long as any Notes are outstanding, the Company will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to the Company and (ii) furnish to the Trustee and the Holders of the Notes within 15 days after the date on which the Company would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of the Company to be contained in its filings on Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s independent auditors. The Company shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by the Company with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the Holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR. The Company also shall comply with the other provisions of TIA Section 314(a).

ARTICLE VI
Events of Default
Section 6.01.          Modifications of Certain Events of Default.  The Events of Default set forth in Section 6.01 of the Indenture shall be superseded in their entirety by the following Events of Default in this Section 6.01 (each an “Event of Default”):
(a)          default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;
(b)          default in the payment of the principal of any Note when due and payable;
(c)          default in the performance, or breach, of any covenant or warranty in the Indenture with respect to the Notes, and continuance of such default or breach for a period of 60 days after there has been sent to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;
(d)          the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;
(e)          the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official for the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

Section 6.02.          Acceleration of Maturity; Rescission and Annulment. Section 6.02(a) of the Indenture shall be applicable to the Notes, except that the references therein to “clauses (g) or (h) of Section 6.01” shall be replaced by a reference to “clauses (d) or (e) of Section 6.01 of the First Supplemental Indenture.”
Section 6.03.          Section 6.02(b) of the Indenture shall be superseded in its entirety by the following:
Notwithstanding the foregoing, at the election of the Company, the sole remedy with respect to an Event of Default resulting from a failure by the Company to comply with the requirements of Section 5.02 of this First Supplemental Indenture (any such Event of Default, a “Reporting Default”), shall, after the occurrence of such Reporting Default consist exclusively of the right to receive additional interest (the “Additional Interest”) on the Notes at an annual rate equal to (i) 0.25% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the date on which such Reporting Default first occurs and on which such Reporting Default is continuing and (ii) 0.50% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the 91st day following the date on which such Reporting Default first occurs and on which such Reporting Default is continuing.  If the Company so elects, the Additional Interest shall accrue on all outstanding Notes from and including the date on which such Reporting Default first occurs until such violation is cured or waived and shall be payable in arrears on regular Interest Payment Dates.  On the 181st day after such Reporting Default (if such violation is not cured or waived prior to such 181st calendar day), then the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal, together with accrued and unpaid interest, if any, on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to both the Company and the Trustee if given by the Holders), and upon any such declaration such amounts shall become immediately due and payable.
If the Company elects to pay the Additional Interest as the sole remedy during the first 180 days following the occurrence of a Reporting Default, the Company shall notify in writing the Holders, the Paying Agent and the Trustee of such election at any time on or before the close of business on the first Business Day following the date on which such Reporting Default would otherwise occur.  Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such written notice, the Trustee may assume without inquiry that Additional Interest is not payable.
ARTICLE VII
FURTHER MODIFICATIONS TO INDENTURE
Section 7.01.          Defeasance. Section 8.03 and 8.04 of the Indenture shall not apply to the Notes, and shall be superseded, together, by the provisions of this Section 7.01 and Sections 7.02, 7.03, 7.04 and 7.05 of this First Supplemental Indenture.  The Company may at its option, at any time, with respect to the Notes, elect to have either Section 7.02 or Section 7.03 be applied to the Notes upon compliance with the conditions set forth below in this Article VII.

Section 7.02.          Full Defeasance. Upon the Company’s exercise of the option set forth in Section 7.01 applicable to this Section 7.02, if there is a change in U.S. federal income tax law, the Company shall be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth below are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under such Notes and this First Supplemental Indenture insofar as such Notes are concerned (and the Trustee, at the expense and request of the Company, shall execute instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: Article 2 of the Indenture and Sections 4.01, 7.07, 7.08 and 8.05 of the Indenture, and Section 7.05 of this First Supplemental Indenture.
Section 7.03.          Covenant Defeasance. Upon the Company’s exercise of the option set forth in Section 7.01 applicable to this Section 7.03, the Company shall be released from its obligations under Sections 5.01 and 5.02 and any other covenants applicable to the Notes (and the failure to comply with any such provisions shall not constitute a default or Event of Default under Section 6.01), and the occurrence of any event described in Section 6.01 shall not constitute a default or Event of Default hereunder, with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section with respect to it, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of the Indenture and this First Supplemental Indenture and such Notes shall be unaffected thereby.
Section 7.04.          Conditions to Defeasance or Covenant Defeasance.  The following shall be the conditions to application of either Section 7.02 or Section 7.03:
(a)          the Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, for the benefit of the Holders of the Notes, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (i) the principal of (and premium, if any) on and interest on the Notes on the Maturity Date or on the redemption date, as the case may be (the Company being required to specify whether the Notes are being defeased to maturity or to a particular redemption date), of such principal or installment of principal or interest and (ii) any other payments applicable to Notes on the day on which such payments are due and payable in accordance with the terms of this First Supplemental Indenture. For this purpose, “U.S. Government Obligations” means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt;

(b)          no Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit;
(c)          no defaults or Events of Default related to bankruptcy, insolvency or organization shall occur during the 90 days following the deposit;
(d)          such defeasance or covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder;
(e)          such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture as supplemented by this First Supplemental Indenture, or any other agreement or instrument to which the Company is a party or by which it is bound and which is material to the Company;
(f)          such defeasance or covenant defeasance must not cause the Trustee to have a conflicting interest within the meaning of the TIA;
(g)          the Company shall have delivered to the Trustee an Officers’ Certificate stating that the Notes, if then listed on any registered national securities exchange, will not be delisted as a result of the deposit;
(h)          in the case of an election under Section 7.02, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of this First Supplemental Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(i)          in the case of an election under Section 7.03, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(j)          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance under Section 7.02 or the covenant defeasance under Section 7.03, as the case may be, have been complied with.
Section 7.05.          Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.
(a)          All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 7.04 in respect of the Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, as supplemented by this First Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own paying agent), to the Holders of the Notes, of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.
(b)          The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 7.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes.
(c)          The Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in Section 7.04 which, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.
(d)          In the event that the Trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of the Company’s obligations discharged under the defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the Trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if the Company makes any payment of principal or interest to the Holders of the Notes, the Company will have the right to receive such payments from the trust in the place of the Holders of the Notes.

Section 7.06.          Modification Without Consent.  With respect to the Notes, the following clauses (a) through (h) shall replace clauses (a) through (h) of Section 9.01 of the Indenture:
(a)          to provide for the assumption by a successor corporation of the Company’s covenants, agreements and obligations under this Indenture and the First Supplemental Indenture, in accordance with Article 5 of this Indenture, as amended by Section 5.01 of the First Supplemental Indenture;
(b)          to add to the covenants of the Company such new covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes;
(c)          to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;
(d)          to modify, eliminate or add to any of the provisions of this Indenture to such extent as necessary to effect the qualification of this Indenture under the TIA, and to add to this Indenture such other provisions as may be expressly permitted by the TIA, excluding however, the provisions referred to in Section 316(a)(2) of the TIA;
(e)          to cure any ambiguity, to correct or supplement any provision in the First Supplemental Indenture which may be defective or inconsistent with any other provisions of this Indenture and the First Supplemental Indenture;
(f)          to secure the Notes;
(g)          to evidence and provide for the acceptance of appointment of a successor Trustee and to add or change any provisions of this Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee;
(h)          to make provisions in regard to matters or questions arising under this Indenture, so long as such other provisions do not adversely affect the interest of any other Holder of the Notes in any material respect.
Section 7.07.          Modification With Consent.
(a)          With respect to the Notes, the following clauses (i) through (vi) shall replace clauses (a) through (i) of Section 9.03 of the Indenture:
(i)          change the stated maturity of the principal of, or any installment of interest on, any Note;

(ii)          reduce the principal amount of, or rate of interest on, any Note;
(iii)          change the place of payment where any Note or any interest is payable;
(iv)          impair the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
(v)          reduce the percentage in principal amount of Holders of the Notes whose consent is needed to modify or amend provisions; and
(vi)          reduce the percentage in principal amount of Holders of the Notes whose consent is needed to waive compliance with certain provisions or to waive certain defaults.
(b)          The Company may set a record date for purposes of determining the identity of Holders of the Notes entitled to vote or take other action under this Section 7.07. Furthermore, the Trustee may set a record date for purposes of determining the identity of Holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration.  Any vote or action pursuant to this Section 7.07 can only be taken by persons who are Holders of the Notes on such record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after such record date. The Company may change the record date at its option, and the Company will provide written notice to the Trustee and to each Holder of the Notes of any such change of record date.

ARTICLE VIII
Miscellaneous
Section 8.01.          Ratification of Indenture.  This First Supplemental Indenture is executed and shall be construed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 8.02.          Trust Indenture Act Controls.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the TIA, the required or deemed provision shall control.
Section 8.03.          Notices.  All notices and other communications shall be given as provided in the Indenture.
Section 8.04.          Governing Law.  With respect to the Notes, Section 10.11 of the Indenture shall be superseded in its entirety by the following:

THE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN THE STATE OF NEW YORK.
(a)          Any legal suit, action or proceeding arising out of or based upon this Indenture (each a “Related Proceeding”) may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan  (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Company and its subsidiaries not located in the United States irrevocably appoints Sting, LLC, a Delaware limited liability company, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.
(b)          With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.
Section 8.05.          Successors.  All covenants and agreements in this First Supplemental Indenture and the Notes by the Company shall bind its successors and assigns, whether so expressed or not.
Section 8.06.          Counterparts.  This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to parties hereto and may be issued in lieu of the original Indenture and signature pages for all purposes.

Section 8.07.          Headings.  The Article and Section headings of this First Supplemental Indenture are for convenience only and shall not affect the construction hereof.
Section 8.08.          Cross-References.  To the extent this First Supplemental Indenture supersedes or replaces a section of the Indenture, references to such section elsewhere in the Indenture shall be understood to refer to the section of this First Supplemental Indenture superseding or replacing such section.
Section 8.09.          Trustee Not Responsible for Recitals.  The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication shall be taken as the statements of the Company and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility on Form T-1 supplied to the Company are true and accurate, subject to the qualifications set forth therein.  Neither the Trustee nor any authenticating agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.
The Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the proper authorization hereof by the Company by action or otherwise, (ii) the due execution hereof by the Company, or (iii) the consequences of any amendment herein provided for.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.
COMPANY: GLOBAL SHIP LEASE, INC.
By:	/s/ Ian J. Webber
Name: Ian J. Webber
Title: Chief Executive Officer

[Signature Page to First Supplemental Indenture]

TRUSTEE:
WILMINGTON SAVINGS FUND SOCIETY, FSB
By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

By:	/s/ Haley A. Harris
Name: Haley A. Harris
Title: Trust Officer

[Signature Page to First Supplemental Indenture]

EXHIBIT A
FORM OF NOTE
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF.  THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. Y27183147
ISIN NO. USY271831478
GLOBAL SHIP LEASE, INC.
8.00% SENIOR NOTE DUE 2024
$27,500,000	No.: 1
GLOBAL SHIP LEASE, INC., a Marshall Islands corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $27,500,000 (TWENTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS) set forth on Schedule I annexed hereto on December 31, 2024, and to pay interest thereon from and including November 19, 2019 or from the most recent Interest Payment Date on which interest has been paid or duly provided for, quarterly on the last day of February, May, August and November in each year, commencing February 29, 2020, and at maturity, at the rate of 8.00% per annum, until the principal hereof is paid or made available for payment.  Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of interest or principal, as the case may be, shall be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next Business Day.  The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be the February 15, May 15, August 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest which is payable but not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent special record date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register; provided, further, that payment to DTC or any successor depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.
This Note is one of a duly authorized issue of securities of the Company designated as its 8.00% Senior Notes due 2024 (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 19, 2019 (the “Base Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated November 19, 2019, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto, reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) to the aggregate principal amount of $27,500,000.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Notes may not be redeemed prior to the Maturity Date, except as described in Section 4.01 of the First Supplemental Indenture.  The Notes are not subject to any sinking fund.
The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.
As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for that purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form in the denominations of $25.00 or any integral multiple thereof.  As provided in the Indenture and subject to certain limitations set forth in the Indenture, and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.
This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.
All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

GLOBAL SHIP LEASE, INC.
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to 8.00% Senior Note due 2024]

Trustee’s Certificate of Authentication
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated: ______, 2019
WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee
By:
Authorized Signatory

[Certificate of Authentication to 8.00% Senior Note due 2024]

ASSIGNMENT FORM
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.
Dated: ___________________________
Signature: ________________________
NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
Sch-1

Schedule I
SCHEDULE OF TRANSFERS AND EXCHANGES
The initial principal amount of this Global Security is $27,500,000 (TWENTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS).  The following increases or decreases in principal amount of this Global Security have been made:
Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian
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